CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 10, 2010, relating to the financial statements and financial highlights which appear in the September 30, 2010 Annual Report to Shareholders of Marsico Focus Fund, Marsico Growth Fund, Marsico 21st Century Fund, Marsico International Opportunities Fund, Marsico Flexible Capital Fund, and Marsico Global Fund, (six of the funds constituting The Marsico Investment Fund) which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Statements", "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP
Denver, CO
January 31, 2011